Exhibit 99.1

April 5, 2007

Via Email and Regular Mail

Steven G. Mihaylo

P.O. Box 19790

Reno, Nevada 89511

Dear Steve:

I write in response to your letter of yesterday’s date. To begin, management and the Special Committee have repeatedly attempted to develop a constructive dialogue with you on each of the proposals included in your January 19 letter. We are extremely disappointed that notwithstanding our efforts and multiple discussions, as well as our commitment to discuss further your proposals at an extended Board meeting in April, you have elected to unilaterally escalate these matters into a public media campaign to advance your personal agenda of regaining control of the Company — all at the expense of the shareholders.

By contrast, the Board’s focus and aim are to enhance the Company’s value to benefit all stockholders. To this end, management and the Special Committee have developed and refined a Strategic Plan (the “Strategic Plan”), despite that during the last several years of your tenure as the CEO, you refused to develop and adopt a formal strategic plan for the Company. As I indicated in my letter to you of April 3, 2007, management and the Special Committee have also considered the report prepared by your consultant (“Report”) and other management initiatives in further refining both the Strategic Plan and the 2007 Operating Budget.

Moreover, the claim that “all [you] have heard [to date] is rhetoric” is patently wrong and belied by the above actions and your own selective recollection of events to suit your personal agenda. Indeed, it is telling that you conveniently ignore a simple fact such as notice of the April Board meeting, when the schedule for the regular Board meetings was circulated in November 2006 to all directors, as well as discussed and approved at the February 13, 2007 Board meeting. As approved by the Board, including you, the upcoming meeting is scheduled for: April 23 and 24, 2007.

At the February 13 Board meeting, management also made extensive presentations on management’s initiatives, your consultant’s Report, and each of the proposals listed in your January 19 letter. In addition, management made available, updated and commented on written materials, including management reports, current financial statements reflecting performance and the 2007 budgets. The Board also discussed at length specific cost and other strategic initiatives. You, however, neither offered a single comment nor asked a single question during these discussions other than responding to management’s inquiry as to whether the Board could potentially work directly with your consultant. That response was simply that it would depend on what action the Board took on your other issues. In our opinion, your silence and failure to participate in the Board Room discussions of the very subjects about which you purportedly care speak volumes about your real motives.

In short, I urge you to consider carefully the continuing harm to the Company of conducting a public media campaign over issues that should be and are being discussed in the Board Room.

Very truly yours,

/s/ Alexander Cappello

Alexander Cappello

cc: Board of Directors

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,950 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, other parts of Europe, Australia and South Africa. More information is available at http://www.inter-tel.com.

This letter contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated results of the stockholder vote and the ability to maximize stockholder value. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated November 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company will file a proxy statement with the SEC in connection with the solicitation of proxies for the 2007 Annual Meeting of Inter-Tel Stockholders. Such proxy statement, and any related proxy materials, will be available without charge when filed at the SEC’s website at www.sec.gov. Stockholders are encouraged to read the Company’s proxy materials when they are available because they will contain important information, including information regarding the participants in the Company’s proposed solicitation of proxies and any direct or indirect interest of such participants in such solicitation.